Consolidated Water Reports 2020 Revenue up 6% to $72.6 Million

GEORGE TOWN, Cayman Islands, March 31, 2021 -- Consolidated Water Co. Ltd. (Nasdaq Global Select Market: CWCO), a leading developer and operator of advanced water supply and treatment plants, reported results for the year ended December 31, 2020. All annual comparisons are to the previous year unless otherwise noted.

2020 Highlights

●	Revenue increased 6% to a record $72.6 million.
●	Services segment revenue increased to $12.9 million, with $12.5 million of the revenue due to acquiring a 51% controlling interest in PERC Water in October 2019.
●	Services segment gross profit was $3.2 million versus $0.5 million in 2019.
●	Net income from continuing operations attributable to stockholders was $8.6 million or $0.56 per diluted share.
●	Cash and cash equivalents totaled $43.8 million as of December 31, 2020.
●	Paid $5.1 million in dividends.
●	Acquired an additional 10% of PERC Water in October 2020, increasing the company’s ownership to 61%.
●	Acquired the remaining 49% interest in Aerex Industries, Consolidated Water’s specialty manufacturer of water treatment-related systems and products, in January 2020.

Management Commentary

“In 2020 we increased total revenue by 6% to a record $72.6 million, generated net income of $8.6 million and paid $5.1 million in dividends – all despite the unprecedented challenges caused by the global pandemic,” said Consolidated Water’s CEO, Rick McTaggart. “Our services segment, led by our PERC Water subsidiary, performed well during economic weakness in its marketplace. We expect PERC’s strong performance, including the expansion of its recurring revenue stream from operating and maintenance contracts, to continue in 2021.

“We are currently in discussions with existing and potential clients in California that are seeking cost-effective solutions to their wastewater treatment and potable water challenges. We believe that the pandemic has adversely effected the finances of many communities across our service areas and they are increasingly looking for innovative public-private partnership arrangements to address their water challenges. PERC’s excellent reputation and strong track record of successfully delivering projects through a wide range of project delivery models, including public-private partnerships, is very attractive to resource-conscious municipalities and private operators.

“We believe conditions in the design-build market are also improving and that project activity will increase significantly in 2021, which should prove quite positive for our PERC business.

“PERC’s potential clients include golf clubs in California that are seeking to replace expensive potable water with sustainable reclaimed wastewater for irrigating landscaping and courses. We believe that PERC’s award-winning water reuse plant designs provide a competitive advantage in this niche market.

“We have also been working to expand PERC’s business into central Florida. PERC has natural synergies with Aerex’s water infrastructure manufacturing capabilities and is leveraging Aerex’s client base and excellent reputation in the region.

“The operations of our manufacturing business have not been significantly affected by the pandemic. However, as previously mentioned, Aerex’s largest customer informed us last October that it expects to suspend its purchases until the first quarter of 2022 due to inventory management related factors. While there can be no guarantee, we anticipate this customer will resume purchasing by the first quarter of 2022.

“Meanwhile, we have been focused on diversifying Aerex’s revenue by increasing sales of other products that it manufactures for existing and potential new customers. Since last fall, Aerex has been awarded two contracts to manufacture equipment for municipal water treatment projects in Florida. Production is scheduled to begin in April for the first and in the third quarter for the second, with both beginning to contribute revenue in the second quarter of this year. While we do not typically disclose the value of awarded contracts, we can state that each of these contracts are worth more than $1 million. We view these contracts as important milestones in our strategy to diversify Aerex’s product offerings and customer base.

“We expect our manufacturing segment revenue to be down in the first part of 2021 as compared to last year, as these new contracts will not begin to generate revenue until the second quarter. Aerex is presently also targeting three additional potential manufacturing projects in Florida.

“We are finally seeing some new opportunities for bidding on seawater desalination projects in the Caribbean that we are currently evaluating. Through PERC, we are also actively pursuing potential acquisitions and have several irons in the fire. We are looking to complete at least one acquisition before the end of the year that will expand our U.S. footprint.

“Overall, from an operational and financial perspective, our company remains in very good shape. We have substantially no debt and more than ample liquidity and capital resources to continue to be a great partner for the customers we have the privilege to serve.

“Over the course of 2021, we plan to continue expanding our business through organic growth, acquisitions, and new projects, as we further develop and broaden our water solution offerings. Above all, we will continue to focus on business that will provide increasing value for our shareholders.”

2020 Financial Summary

Total revenue for the full year 2020 increased 6% to a record $72.6 million from $68.8 million in 2019. The increase was driven by an increase of $11.2 million in services, which was due to the addition of PERC Water to the company’s services segment in late October 2019. The increase in total revenue was partially offset by decreases of $3.5 million, $2.7 million, and $1.2 million in the revenue of the retail, bulk and manufacturing segments, respectively.

Retail revenue declined due to a 13% decrease in the volume of water sold by Cayman Water primarily as a result of the tourism restrictions which were in effect for the last nine months of 2020 on Grand Cayman Island. The company believes that its retail business will eventually return to normal, as the vaccine becomes more widely administered and tourism resumes in its Grand Cayman retail service area.

The decrease in bulk water revenue was due to two new water supply contracts that commenced in February and July of 2019 with the Water Authority-Cayman at lower per gallon rates than the contracts they replaced, as well as a decline in revenue of approximately $1.5 million from the company’s Bahamas operations arising from lower energy prices which correspondingly reduced the energy pass-through component of CW-Bahamas’ rates.

The decrease in manufacturing revenue from 2019 to 2020 was due to a decrease in orders in the fourth quarter of 2020. Aerex’s largest customer informed Aerex last October that it was suspending its purchases until the first quarter of 2022 due to inventory management related factors. The company anticipates that orders from this customer will resume in the first quarter of 2022; however, it can offer no assurances that orders from this major customer will resume.

Gross profit decreased 5.3% to $26.8 million in 2020 from $28.3 million in 2019, with gross margin as a percentage of revenue decreasing from 41% to 37% primarily as a result of the decline in revenue for the retail segment.

Net income from continuing operations attributable to stockholders decreased 20.9% to $8.6 million or $0.56 per diluted share, compared to $10.9 million or $0.72 per diluted share in 2019.

Cash and cash equivalents totaled $43.8 million as of December 31, 2020, as compared to $42.1 million as of December 31, 2019. The increase resulted primarily from net income generated from continuing operations and the sale of CW-Belize.

2020 Segment Results

	Year Ended December 31, 2020
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$22,952,370	$24,312,546	$12,937,859	$12,425,351	$72,628,126
Cost of revenue	11,080,814	16,959,563	9,698,214	8,121,080	45,859,671
Gross profit	11,871,556	7,352,983	3,239,645	4,304,271	26,768,455
General and administrative expenses	12,879,445	1,260,062	2,834,917	1,460,474	18,434,898
Gain on asset dispositions and impairments, net	2,965	7,213	3,801	18	13,997
Income (loss) from operations	$(1,004,924)	$6,100,134	$408,529	$2,843,815	8,347,554
Other income, net					1,082,946
Income before income taxes					9,430,500
Provision for income taxes					86,724
Net income from continuing operations					9,343,776
Income from continuing operations attributable to non-controlling interests					730,005
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					8,613,771
Net loss from discontinued operations					(4,902,243)
Net income attributable to Consolidated Water Co. Ltd. stockholders					$3,711,528

	Year Ended December 31, 2019
	Retail	Bulk	Services	Manufacturing	Total
Revenue	$26,456,022	$26,986,108	$1,759,446	$13,592,075	$68,793,651
Cost of revenue	11,611,165	18,606,805	1,215,193	9,086,140	40,519,303
Gross profit	14,844,857	8,379,303	544,253	4,505,935	28,274,348
General and administrative expenses	13,422,821	1,238,296	392,425	1,947,622	17,001,164
Gain on asset dispositions and impairments, net	398,041	47,000	—	—	445,041
Income from operations	$1,820,077	$7,188,007	$151,828	$2,558,313	11,718,225
Other income, net					786,552
Income before income taxes					12,504,777
Provision for income taxes					66,621
Net income from continuing operations					12,438,156
Income from continuing operations attributable to non-controlling interests					1,549,978
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders					10,888,178
Net income from discontinued operations					1,287,915
Net income attributable to Consolidated Water Co. Ltd. stockholders					$12,176,093

Revenue by Geographic Region

	Year ended December 31,
	2020	2019
Cayman Islands	$25,640,169	$30,327,139
Bahamas	21,654,153	23,114,860
Indonesia	—	131
United States	24,918,527	14,968,868
Revenues earned from management services agreement with OC-BVI	415,277	382,653
	$72,628,126	$68,793,651

Annual General Meeting of Shareholders

The company has set May 24, 2021 as the date of its Annual General Meeting of Shareholders to be held at 4:00 p.m. Eastern Daylight Time. The Annual General Meeting will be a “hybrid” meeting of shareholders, meaning shareholders will be able to attend the Annual General Meeting as well as vote during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/cwco2021 or attend the meeting in person at the offices of Aquilex, Inc., 5810 Coral Ridge Drive, Suite 220, Coral Springs, FL 33076. Holders of record of the company’s stock as of March 25, 2021 will be entitled to vote at the meeting.

Conference Call

Consolidated Water management will host a conference call to discuss these results, followed by a question-and-answer period.

Date: Thursday, April 1, 2021

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Conference ID: 10153293

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through April 8, 2021, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-877-344-7529

International replay number: 1-412-317-0088

Replay ID: 10153293

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company operates water production facilities in the Cayman Islands, The Bahamas and the British Virgin Islands and operates water treatment facilities in the United States. The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit www.cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the future financial performance of its subsidiary that manufactures water treatment-related systems and products and provides design, engineering, management, operating and other services applicable to commercial, municipal and industrial water production; (v) the collection of its delinquent accounts receivable in the Bahamas; (vi) its ability to integrate and profitably operate the company’s recently acquired subsidiary PERC Water Corporation; (vii) the possible adverse impact of the COVID-19 virus on the company’s business; and (viii) various other risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at http://ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

David W. Sasnett

Executive Vice President and CFO

Tel (954) 509-8200

dsasnett@cwco.com

Investor Relations Contact
Ron Both, CMA
Tel (949) 432-7566

CWCO@cma.team

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$43,794,150	$42,071,083
Accounts receivable, net	21,483,976	22,953,659
Inventory	3,214,178	3,287,555
Prepaid expenses and other current assets	2,412,282	1,559,448
Contract assets	516,521	1,677,041
Current assets of discontinued operations	1,511,099	1,619,056
Total current assets	72,932,206	73,167,842
Property, plant and equipment, net	57,687,984	61,238,752
Construction in progress	440,384	1,335,597
Inventory, noncurrent	4,506,842	4,404,378
Investment in OC-BVI	2,092,146	1,903,602
Goodwill	13,325,013	13,325,013
Intangible assets, net	4,148,333	5,040,000
Operating lease right-of-use assets	1,329,561	1,811,516
Other assets	1,926,594	2,120,708
Long-term assets of discontinued operations	21,166,489	27,669,966
Total assets	$179,555,552	$192,017,374

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$2,856,127	$3,503,561
Accounts payable - related parties	200,558	57,410
Accrued compensation	1,434,106	1,821,395
Dividends payable	1,300,022	1,292,187
Current maturities of operating leases	455,788	688,540
Current portion of long-term debt	42,211	17,753
Contract liabilities	461,870	339,616
Current liabilities of discontinued operations	188,434	178,382
Total current liabilities	6,939,116	7,898,844
Long-term debt, noncurrent	126,338	61,146
Deferred tax liabilities	1,440,809	1,529,035
Noncurrent operating leases	982,076	1,156,543
Net liability arising from put/call options	690,000	664,000
Other liabilities	362,165	75,000
Long-term liabilities of discontinued operations	2,499	2,679,932
Total liabilities	10,543,003	14,064,500
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 31,068 and 33,751 shares, respectively	18,641	20,251
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 15,143,683 and 15,049,608 shares, respectively	9,086,210	9,029,765
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	—	—
Additional paid-in capital	86,893,486	88,356,509
Retained earnings	64,910,709	66,352,733
Total Consolidated Water Co. Ltd. stockholders' equity	160,909,046	163,759,258
Non-controlling interests	8,103,503	14,193,616
Total equity	169,012,549	177,952,874
Total liabilities and equity	$179,555,552	$192,017,374

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2020	2019
Total revenue	$72,628,126	$68,793,651
Total cost of revenue (including purchases from related parties of $1,349,331 in 2020 and $10,295 in 2019)	45,859,671	40,519,303
Gross profit	26,768,455	28,274,348
General and administrative expenses	18,434,898	17,001,164
Gain on asset dispositions and impairments, net	13,997	445,041
Income from operations	8,347,554	11,718,225

Other income (expense):
Interest income	540,096	588,509
Interest expense	(9,669)	(1,332)
Profit-sharing income from OC-BVI	135,675	16,200
Equity in the earnings of OC-BVI	371,019	44,765
Net unrealized gain (loss) on put/call options	(26,000)	56,000
Other	71,825	82,410
Other income, net	1,082,946	786,552
Income before income taxes	9,430,500	12,504,777
Provision for income taxes	86,724	66,621
Net income from continuing operations	9,343,776	12,438,156
Income from continuing operations attributable to non-controlling interests	730,005	1,549,978
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	8,613,771	10,888,178
Gain on sale of discontinued operations	—	3,621,170
Net loss from discontinued operations	(4,902,243)	(2,333,255)
Total income (loss) from discontinued operations	(4,902,243)	1,287,915
Net income attributable to Consolidated Water Co. Ltd. stockholders	$3,711,528	$12,176,093

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.56	$0.72
Discontinued operations	(0.32)	0.09
Basic earnings per share	$0.24	$0.81

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.56	$0.72
Discontinued operations	(0.32)	0.08
Diluted earnings per share	$0.24	$0.80

Dividends declared per common and redeemable preferred shares	$0.34	$0.34

Weighted average number of common shares used in the determination of:
Basic earnings per share	15,119,305	15,025,639
Diluted earnings per share	15,223,955	15,137,076